Exhibit 10.1

ALLIANCE FINANCIAL CORPORATION

DIRECTOR RETIREMENT PLAN

ARTICLE I

GENERAL

1.1	Effective Date

The effective date of this Alliance Financial Corporation Director Retirement Plan is January 1, 2008. The Plan was adopted by the Board on March 11, 2008.

1.2	Purpose

The purpose of the Plan is to provide an additional source of retirement income to a Director for a designated period of time upon a Director’s Separation from Service in recognition of their service to the Company.

1.3	Intent

This Plan is not intended to be an “employee pension benefit plan” under the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as none of Directors are employees of the Company, or its affiliates. The Plan is not intended to be a plan described in section 401(a) of the Code or section 3(2)(A) of ERISA. The obligation of the Company to make payments under this Plan constitutes nothing more than an unsecured promise to make such payments and any property of the Company that may be set aside for the payment of benefits under the Plan shall, in the event of the Company’s bankruptcy or insolvency, remain subject to the claims of the Bank’s creditors until such benefits are distributed in accordance with Article IV or Article V herein.

ARTICLE II

DEFINITIONS AND USAGE

2.1	Definitions

Whenever used in this Plan, the following words and phrases have the meanings set forth below unless the context clearly requires a different meaning:

“Annual Director’s Fees” shall mean the cash retainer fees, board meeting fees, committee fees and other cash compensation received by a Director during the Plan Year for service on the Board of the Company and the Bank.

“Average Annual Director’s Fees” shall mean the average of a Director’s Annual Director’s Fees over the three (3) completed years of service preceding the Director’s Separation from Service.

“Bank” shall mean Alliance Bank NA.

“Beneficiary” shall mean the person or persons whom a Director may designate as the beneficiary of the Director’s Benefits payable under Article V. In the absence of a valid beneficiary designation or in the event a designated beneficiary predeceases the Director, a Director’s Beneficiary shall be his estate.

“Benefit” or “Benefits” shall mean, collectively, the benefits payable pursuant to Articles IV and V of the Plan.

“Board” shall mean the Board of Directors of the Company.

“Change in Control” shall mean a change in control as defined in Section 409A of the Code and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including –

(a)	Change in ownership: a change in ownership of the Company, a corporation of which the Bank is a wholly owned subsidiary, occurs on the date any one person or group accumulates ownership of the Company stock constituting more than 50% of the total fair market value or total voting power of the Company stock,

(b)	Change in effective control: (i) any one person or more than one person acting as a group acquires within a 12-month period ownership of the Company stock possessing 30% or more of the total voting power of the Company stock, or (ii) a majority of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of the Board, or

(c)	Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of the Company’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from the Company assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the Company’s assets immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of the Company’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board or another committee of the Board designated by the Board to administer the Plan.

“Company” shall mean Alliance Financial Corporation, a New York corporation.

“Director” shall mean a member of the Board who is not also an employee.

“Disability” or “Disabled” means a physical or mental condition which constitutes a disability within the meaning of Section 22(e)(3) of the Code.

“Just Cause” shall mean a Director’s termination from service on the Board due to the Director’s personal dishonesty, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than minor traffic violations or similar offenses) or final cease-and-desist order. For purposes of this paragraph, no act or failure to act on the part of the Director shall be considered “willful” unless done, or omitted to be done, by a Director not in good faith and without reasonable belief that Directors action or omission was in the best interest of the Company.

“Normal Retirement Age” shall mean the date of the Director’s Separation from Service after attaining age 70.

“Normal Retirement Benefit” shall mean the benefit payable to a Director who has a Separation from Service after completing at least three (3) Years of Service. The Normal Retirement Benefit shall be equal to thirty five (35) percent of the Director’s Average Annual Director’s Fees (i) increased by one (1) percent for each full Year of Service completed by the Director as of his Separation from Service (to a maximum of twenty five (25) percent) and (ii) by an additional ten (10) percent if the Director served as a Board committee chair for a least three (3) years, which years may be nonconsecutive. A Director who is serving as a committee chair on the effective date of a Change in Control shall be deemed to have completed three (3) years as committee chair as of such date.

“Plan” shall mean this Alliance Financial Corporation Director Retirement Plan.

“Plan Year” means the period from January 1 through December 31 of each year.

“Present Value” shall mean the present value of a stream of annual payments, discounted at a rate equal to 120% of the applicable federal rate (under Section 1274 of the Code) in effect for the date of the calculation for obligations of a like duration.

“Separation from Service” shall mean the Director’s (i) death or Disability, (ii) retirement or (iii) termination from service from the Board of the Company following the Director’s resignation or a failure to be reappointed or reelected to the Board. For these purposes, a Director shall not be deemed to have a Separation from Service until the Director no longer serves on the Board of the Company or any member of a controlled group of corporations with the Company within the meaning of Treasury Regulation §1.409A-1(a)(3). Whether a Director has had a Separation from Service shall be determined in accordance with the requirements of Treasury Regulation 1.409A-1(h).

“Years of Service” shall mean service as a Director for all or part of any calendar year beginning from the Director’s initial date of service, including Years of Service as a Director at any financial institution or financial institution holding company acquired by the Company unless the Director participated in or was a party to a similar retirement plan or arrangement at the predecessor entity

2.2	Usage.

Except where otherwise indicated by the context, any masculine terminology used herein shall also include the feminine and vice versa, and the definition of any term herein in the singular shall also include the plural and vice versa.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

Each Director serving on the Board as of the effective date of the Plan shall participate in the Plan as of such date. Additional Directors shall commence participation in the Plan as of their first day of service as a member of the Board.

ARTICLE IV

PAYMENT OF BENEFITS

4.1	Normal Retirement Benefits

In the event that a Director has a Separation from Service after completing at least three (3) Years of Service, the Director shall be entitled to a Normal Retirement Benefit. The Normal Retirement Benefit shall be payable in ten (10) equal annual installments commencing within sixty (60) days after a Director’s Separation from Service. In the event of the death of the Director prior to the payment of all amounts due and owing hereunder, remaining Benefits, if any, shall be payable as set forth in Article V. Notwithstanding anything to the contrary herein, a Director may make a one time, irrevocable election to receive the Director’s Benefit in the form of a Present Value lump sum. Such election shall be made within 30 days of initial participation in the Plan. No benefit shall be payable to a Director under this Plan if the Director has not completed or is not deemed to have completed under Sections 4.2 or 5.1 at least three (3) Years of Service.

4.2	Effect of a Change in Control

Upon a Change in Control, the Present Value of the Normal Retirement Benefit shall be paid to each Director in a Present Value lump sum within thirty (30) days of the occurrence of the Change in Control, irrespective of whether the Director has a Separation from Service. For purposes of determining a Director’s Normal Retirement Benefit under this Section 4.2, (i) the Director’s Average Annual Director’s Fees shall be determined as of the Change in Control effective date and (ii) each Director shall be deemed to have completed at least three (3) Years of Service. If a Director has completed less than three (3) Years of Service as of the Change in Control Effective Date, the average of the Director’s actual completed Years of Service shall be used to determine the Director’s Average Annual Director’s Fees.

4.3	Termination for Just Cause

In the event a Director has a Separation from Service in circumstances constituting Just Cause, the Director shall forfeit all rights to Benefits under this Plan.

ARTICLE V

PAYMENT OF BENEFITS ON OR AFTER DEATH OR DISABILITY

5.1	Benefit Payable on Death or Disability of Director.

(a) Director Dies or Becomes Disabled While In Service. If a Director dies or becomes Disabled while actively serving on the Board, the Director or the Director’s Beneficiary shall be entitled to receive a Normal Retirement Benefit. For purposes of determining a Director’s Normal Retirement Benefit under this Section 5.1, (i) the Director’s Average Annual Director’s Fees shall be determined as of the date of the Director’s death or Disability and (ii) a Director’s actual Years of Service shall be increased to reflect the number of Years of Service the Director would have served if he had continued as a Director through the end of the year in which he would attain age 70. If a Director has completed less than three (3) Years of Service as of his date of death or Disability, the average of the Director’s actual completed Years of Service shall be used to determine the Director’s Average Annual Director’s Fees. The Benefit payable hereunder shall commence within sixty (60) days of the Director’s death or Disability and shall be payable in the form selected by the Director for the payment of the Director’s Normal Retirement Benefit.

(b) Director Dies After Separation from Service. If a Director dies after Separation from Service but before payments of his Benefits under the Plan have commenced, or after payments have commenced, but before they are completely paid to the Director, the Director’s Beneficiary shall be entitled to the Benefit, or remaining Benefit, otherwise payable to the Director, in the form and that such Benefit, or remaining Benefit, would have been paid to the Director.

5.2	Designation of Beneficiary.

A Director may, on a form specified by the Committee for such purpose, designate one or more primary and contingent Beneficiaries to receive his Benefit that may be payable to the Director hereunder following the Director’s death, and may designate the proportions in which such beneficiaries are to receive such payments. A Director may change such designations from time to time, and the last written designation filed with the Committee prior to the Director’s death shall control. If a Director fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then the Director’s designated Beneficiary shall be deemed to be (i) the Director’s surviving spouse or (ii) if none, the Director’s estate.

ARTICLE VI

RIGHTS OF DIRECTORS

The rights of Directors and of their Beneficiaries (if any) shall be solely those of unsecured creditors of the Company. In the event that the Company shall establish a Trust, assets of the Company may be held by the Trust, subject to claims by general creditors of the Company by appropriate judicial action as provided by such Trust.

ARTICLE VII

INTERPRETATION OF THE PLAN

The Committee shall have sole and absolute discretion to administer, construe, and interpret the Plan, and the decisions of the Committee shall be conclusive and binding on all affected parties (unless such decisions are arbitrary and capricious).

ARTICLE VIII

LEGAL FEES

All reasonable legal fees paid or incurred by a Director pursuant to any dispute or question of interpretation relating to this Plan shall be paid or reimbursed by the Company if the Director is successful on the merits pursuant to a legal judgment, arbitration or settlement. Such reimbursements to a Director shall be paid within 10 days of the Director furnishing to the Company written evidence, which may be in the form, among other things, of a cancelled check or receipt, of any costs or expenses incurred by the Director.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1	Amendment; Termination

This Plan may be amended, modified or terminated at any time by the Board, provided, however, that no such action may serve to reduce the vested Benefit of any Director, and provided further, that no amendment or modification shall be valid if it violates Section 409A of the Code, as in effect at the time of such amendment or modification.

9.2	No Assignment

The Director shall not have the power to pledge, transfer, assign, anticipate, mortgage or otherwise encumber or dispose of in advance any interest in amounts payable under the Plan or any of the payments provided for in the Plan, nor shall any interest in amounts payable or in any payments under the Plan be subject to seizure for payments of any debts, judgments, alimony or separate maintenance, or be reached or transferred by operation of law in the event of bankruptcy, insolvency or otherwise.

9.3	Incapacity

If any person to whom a benefit is payable under the Plan is an infant or if the Administrator determines that any person to whom such benefit is payable is incompetent by reason of physical or mental disability, the Committee may cause the payments becoming due to such person to be made to another person for his benefit. Payments made pursuant to this Section shall, as to such payment, operate as a complete discharge of the Plan, the Company, and the Committee.

9.4	Successors and Assigns

The provisions of the Plan are binding upon and inure to the benefit of the Company, its respective successors and assigns, and the Director, his beneficiaries, heirs, legal representatives and assigns.

9.5	Governing Law

The Plan shall be subject to and construed in accordance with the laws of the state of New York, to the extent not superseded by applicable Federal law.

9.6	No Guarantee of Continued Service

Nothing contained in the Plan shall be construed to give any Director the right to be retained on the Board, or any equity or other interest in the assets, business or affairs of the Company.

9.7	Severability

If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, but the Plan shall be construed and enforced as if such illegal or invalid provision had never been included.

9.8	Notification of Addresses

Each Director and each beneficiary shall file with the Committee, from time to time, in writing, the post office address of the Director, the post office address of each beneficiary, and each change of post office address. Any communication, statement or notice addressed to the last post office address filed with the Committee (or if no such address was filed with the Committee, then to the last post office address of the Director or beneficiary as shown on the Company’s records) shall be binding on the Director and each beneficiary for all purposes of the Plan and neither the Committee nor the Company shall be obligated to search for or ascertain the whereabouts of any Director or beneficiary.

9.9	Payment of Section 409A Taxes

Any distribution under this Plan shall be reduced by the amount of any taxes required to be withheld from such distribution. This Plan shall permit the acceleration of the time or schedule of a payment to pay any taxes that may become due at any time that the arrangement fails to meet the requirements of Section 409A of the Code and the regulations and other guidance promulgated thereunder. In the latter case, such payments shall not exceed the amount required to be included in income as the result of the failure to comply with the requirements of Section 409A.

9.10	Acceleration of Payments

Except as specifically permitted herein or in other sections of this Plan, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated hereunder by the Company, in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4) and any subsequent guidance issued by the United States Treasury Department. Accordingly, payments may be accelerated, in accordance with requirements and conditions of the Treasury Regulations (or subsequent guidance) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the Federal government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in limited cash-outs (but not in excess of the limit under Section 402(g)(1)(B)) of the Code; (v) in the case of certain distributions to avoid a non-allocation year under Section 409(p) of the Code; (vi) to apply certain offsets in satisfaction of a debt of the Director to the Company; (vii) in satisfaction of certain bona fide disputes between the Director and the Company; or (viii) for any other purpose set forth in the Treasury Regulations and subsequent guidance.

9.11	Interpretation of the Plan

In the event that any of the provisions of this Plan or portion hereof are held to be inoperative or invalid by any court of competent jurisdiction, or in the event that any provision is found to violate Section 409A of the Code and would subject the Director to additional taxes and interest on the amounts deferred hereunder, or in the event that any legislation adopted by any governmental body having jurisdiction over the Company would be retroactively applied to invalidate this Plan or any provision hereof or cause the benefits hereunder to be taxable, then: (1) insofar as is reasonable, effect will be given to the intent manifested in the provisions held invalid or inoperative, and (2) the validity and enforceability of the remaining provisions will not be affected thereby. In the event that the intent of any provision shall need to be construed in a manner to avoid taxability, such construction shall be made by the Committee in a manner that would manifest, to the maximum extent possible, the original meaning of such provisions.